                                 Christoph A. Pereira
 Vice President and Chief Corporate,
 Securities & Finance Counsel

 General Electric Company
                                 33-41 Farnsworth Street
 Boston, MA  02210

 T 617 443 2952
 F 617 428 8450
 christoph.pereira@ge.com

February 24, 2017

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:
Notice of disclosure filed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that General Electric Company has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Sincerely,

General Electric Company

By: /s/ Christoph A. Pereira
Name:  Christoph A. Pereira
Title:   Vice President and Chief Corporate, Securities & Finance Counsel